Exhibit 10.18

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into effective as of December 10, 2021 (the "Effective Date"), by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ALLOGENE THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.     Landlord and Tenant are parties to the Lease dated August 1, 2018 (the "Lease"), pursuant to which Tenant leases approximately 68,072 rentable square feet of space (the “Existing Premises”) consisting of the entire Building located at 210 East Grand Avenue, South San Francisco, California 94080 (the “210 Building”).
B.     Landlord and Tenant now desire to amend the Lease to (i) expand the Existing Premises to include approximately 47,566 rentable square feet of space (the "Expansion Premises") consisting of the entire Building located at 220 East Grand Avenue, South San Francisco, California 94080 (the “220 Building”), as shown on Exhibit A attached, and (ii) modify certain terms and provisions of the Lease, all as hereinafter provided.
C.     All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Expansion Premises.

1.1.     Addition of Expansion Premises. Commencing on the later of (i) April 1, 2022, and (ii) the date Landlord delivers the Expansion Premises to Tenant (the “Expansion Premises Commencement Date”) Tenant shall lease the Expansion Premises from Landlord on the same terms and conditions set forth in the Lease, as hereby amended. From and after the Expansion Premises Commencement Date, the Existing Premises and the Expansion Premises shall be collectively referred to as the "Premises". Landlord will use commercially reasonable efforts to deliver the Expansion Premises to Tenant on or as soon as reasonably practicable after April 1, 2022. If Landlord is unable to deliver the Expansion Premises to Tenant on or before May 1, 2022 (the “Outside Delivery Date”), then for each day after the Outside Delivery Date that the Expansion Premises remain undelivered, Tenant shall receive one (1) day of credit against Base Rent and Direct Expenses to be applied to the amounts first coming due after the Expansion Premises Commencement Date and the expiration of the “Expansion Premises Rent Abatement Period” (as defined below). If Landlord is unable to deliver the Expansion Premises to Tenant on or before October 1, 2022 (the “Final Delivery Date”), then Tenant shall have the right to terminate this First Amendment, by written notice to Landlord. The Outside Delivery Date and the Final Delivery Date shall be extended for any delays in the delivery of the Expansion Premises caused by Force Majeure (as defined in the Lease).

1.2.     Expansion Premises Term. The lease term for the Expansion Premises (the "Expansion Premises Term") shall commence on the Expansion Premises Commencement Date for a period of ten (10) years, and shall expire on March 31, 2032.

1.3.     Existing Premises Term. The lease term for the Existing Premises is currently scheduled to expire on February 28, 2029. Notwithstanding the foregoing, such term is hereby extended to, and shall expire on, March 31, 2032.

1.4.    Furniture. Tenant acknowledges that it will be purchasing the furniture, fixtures and equipment listed on Exhibit B attached hereto (the “FF&E”) from the current tenant of the Expansion Premises, and that, accordingly, Tenant will accept the Premises with the FF&E and all currently existing cabling in place in the Expansion Premises. Tenant shall be required to remove the FF&E and all such cabling as of the expiration or earlier termination of the Lease. Landlord makes no representations or warranties, and will have no obligations whatsoever, with respect to the FF&E. Landlord shall have no liability to Tenant if any of the FF&E is missing or damaged as of the delivery of the Expansion Premises to Tenant.

2.    Base Rent.

2.1.    Base Rent for Expansion Premises. During the Expansion Premises Term, the Base Rent payable by Tenant to Landlord for the Expansion Premises shall be as set forth in the following schedule:

Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Expansion Premises Commencement Date – March 31, 2023	$3,710,148.00	$309,179.00	$6.50

April 1, 2023 – March 31, 2024	$3,840,003.18	$320,000.27	$6.7275

April 1, 2024 – March 31, 2025	$3,974,424.70	$331,202.06	$6.9630

April 1, 2025 – March 31, 2026	$4,113,526.71	$342,793.89	$7.2067

April 1, 2026 – March 31, 2027	$4,257,480.45	$354,790.04	$7.4589

April 1, 2027 – March 31, 2028	$4,406,514.24	$367,209.52	$7.7200

April 1, 2028 – March 31, 2029	$4,560,742.24	$380,061.85	$7.9902

April 1, 2029 – March 31, 2030	$4,720,335.68	$393,361.31	$8.2698

April 1, 2030 – March 31, 2031	$4,885,579.97	$407,131.66	$8.5593

April 1, 2031 – March 31, 2032	$5,056,532.17	$421,377.68	$8.8588

*Note: Notwithstanding the foregoing, provided that Tenant is not then in default of the Lease, after expiration of any applicable notice and cure period, Tenant shall have no obligation to pay any Base Rent attributable to the Expansion Premises for the first four (4) full months following the Expansion Premises Commencement Date (the “Expansion Premises Rent Abatement Period”).

2.2.    Existing Premises Base Rent. Prior to March 1, 2029, Tenant shall continue to pay Base Rent for the Existing Premises as provided in the Lease. From and after March 1, 2029, Tenant shall pay Base Rent for the Existing Premises as set forth below.

Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
March 1, 2029 – March 31, 2029	N/A	$543,908.89	$7.9902

March 1, 2029 – March 31, 2030	$6,755,301.91	$562,941.83	$8.2698

March 1, 2030 – March 31, 2031	$6,991,784.04	$582,648.67	$8.5593

March 1, 2031 – March 31, 2032	$7,236,434.80	$603,036.23	$8.8588

3.    Tenant's Share of Direct Expenses.

3.1.    Direct Expenses. Tenant shall continue to pay Tenant’s Share of Direct Expenses for the Existing Premises as provided in the Lease (i.e., 100% of the 210 Building). From and after the Expansion Premises Commencement Date, Tenant shall additionally pay Tenant’s Share of Direct Expenses for the Expansion Premises in accordance with the terms of the Lease, and Tenant’s Share with respect to the Expansion Premises will be 100% of the 220 Building.

3.2.    Abatement of Expansion Premises Direct Expenses. Notwithstanding the foregoing, provided that Tenant is not then in default of the Lease, after expiration of any applicable notice and cure period, Tenant shall have no obligation to pay any Direct Expenses attributable to the Expansion Premises during the Expansion Premises Rent Abatement Period.

4.    Condition of Premises.

4.1.    Condition of Existing Premises. Tenant is currently in possession of the Existing Premises and shall continue its occupancy of the same in its current "AS-IS" condition as of the Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises, except as otherwise expressly provided in the Lease, as hereby amended.

4.2.    Condition of Expansion Premises. Except as specifically set forth herein, Tenant shall accept the Expansion Premises in its "AS-IS" condition as of the Expansion Premises Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Expansion Premises, except as otherwise expressly provided in the Lease, and neither Landlord nor any agent of Landlord has made any representation or warranty to Tenant regarding the condition of the Expansion Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant's business.

4.3.    220 Building Systems Delivery. As of the Expansion Premises Commencement Date, (i) all Building Systems of the 220 Building, including without limitation, HVAC, plumbing, sewer, fire & life safety, roof and roof membrane, and electrical systems, shall be in good working condition and repair and in compliance with applicable laws, including the ADA, and (ii) the Expansion Premises shall be in compliance with applicable environmental laws, in each case to the extent required to allow the legal occupancy of the Expansion Premises. As of the Expansion Premises Commencement Date, all laboratory space in the Expansion Premises shall have been fully decommissioned.

4.4.

(a)    HVAC System Warranty. During the period from April 1, 2022, through March 31, 2023, Landlord shall be responsible, at Landlord’s sole cost and expense and not as a part of Operating Expenses, for any required individual repair or replacement of any failed or inoperable portion of the existing mechanical systems serving the 220 Building that has a total cost of $25,000.00 or more, provided that the need for such repair or replacement was not caused by Tenant Damage (as defined in Section 1.1.1 of the Lease), or by any modification, Alterations or improvements constructed by or on behalf of Tenant. Tenant shall be responsible to reimburse Landlord for any costs caused by Tenant Damage.

(b)    Replacement Warranty. During the Expansion Premises Term, Landlord shall be responsible at Landlord’s sole cost and expense and not as a part of Operating Expenses, for the cost of replacement of any failed or inoperable portion of any of the following systems: Chiller #1, Boiler #1, AHU #3, and Exhaust Fan #1 and #6. Notwithstanding the foregoing, Tenant shall be responsible to reimburse Landlord for any costs related to such systems caused by Tenant Damage.

4.5.    Connector Space. The Expansion Premises includes approximately 744 rentable square feet of space (the “Connector Space”) on the ground level on the northeast side of the 220 Building. Landlord shall have the right, at any time during the Expansion Premises Term, to terminate Tenant’s lease of the Connector Space by giving Tenant not less than six (6) months prior written notice of such termination (the “Connector Termination Notice”), which Connector Termination Notice shall set forth the date of such termination (the “Connector Termination Date”). Tenant shall vacate the Connector Space on or before the Connector Termination Date in accordance with the applicable terms of the Lease, including without limitation, Section 8.5 and Article 15. The Base Rent payable by Tenant for the Expansion Premises shall be appropriately adjusted as of the Connector Termination Date to account for the reduction of the rentable square feet in the Expansion Premises resulting from such termination. Following such Connector Termination Date, the Connector Space will be transferred to be part of the adjacent building, and Tenant’s Share shall continue to be 100% of the 220 Building (exclusive of the Connector Space). Landlord shall be responsible, at Landlord’s sole cost and expense, to separately demise the Connector Space from the Expansion Premises.

5.    Option Term. Tenant shall continue to have the Option Right set forth in Section 2.2 the Original Lease, except that (i) the Option Term shall be for a period of eight (8) years, and (ii) the Option Term shall be for all, and not less than all, of the entire Premises (i.e., the Existing Premises and the Expansion Premises). All references in such Section 2.2 to the initial Lease Term shall mean the Lease Term as extended by this First Amendment.

6.    Right of First Offer. Tenant shall continue to have the Right of First Offer set forth in Section 1.4 of the Lease, except that, commencing as of the Expansion Premises Commencement Date, the “First Offer Space” shall be amended to be all of the rentable space in the existing building located at 230 East Grand Avenue (provided that, if such existing building is demolished and a new building constructed in its place, the Right of First Offer will be terminated and of no further force or effect).

7.    Signage. The “Tenant Signage” as defined in Section 23.1 of the Lease is hereby amended to include the right of Tenant to install one (1) building top sign on the 220 Building, subject to all of the other terms and conditions of Article 23 of the Lease.

8.    Letter of Credit. Tenant shall continue to be required to provide the L-C as set forth in Article 21 of the Lease with respect to the Existing Premises. Effective as of the date hereof, the “L-C Amount” is hereby increased by $842,755.36, to equal $1,779,784.36. Tenant shall, concurrently with Tenant’s execution of this First Amendment, provide an amendment to the existing L-C, reasonably acceptable to Landlord and in compliance with the applicable terms of Article 21 of the Lease, increasing the amount thereof to $1,779,784.36

9.    Parking. Tenant’s parking allocation set forth in Section 9 of the Summary section of the Lease is increased as of the Expansion Premises Commencement Date by an amount equal to 2.5 parking spaces per 1,000 rentable square feet of the Expansion Premises (i.e., 119 parking spaces).

10.    Emergency Generator. Following the Expansion Premises Commencement Date, Tenant shall have the sole use of the Emergency Generator serving the 210 Building and the 220 Building, in accordance with the terms of Section 6.5 of the Lease.

11.    CASp. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, and without limiting Landlord’s obligations under Section 4.3, above, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord, subject to Landlord's reasonable rules and requirements; and (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Expansion Premises to correct violations of construction-related accessibility standards.

12.    Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, excepting only CBRE, Inc. (collectively, the "Brokers"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent in connection with this First Amendment (other than the Broker). Landlord shall pay any commission owed to the Brokers in connection with this First Amendment pursuant to a separate written agreement.

13.    Judicial Reference. Section 29.22 of the Lease is hereby amended and restated in its entirety as follows:

“The parties hereby waive, to the fullest extent permitted by law, the right to trial by jury in any litigation arising out of or relating to this Lease. If the jury waiver provisions of this Section 29.22 are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 29.21 above. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 29.22, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the referee sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the referee sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the referee sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with this lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 29.22. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 29.22 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.”

14.    Notice Address. In Section 10 of the Summary section of the Lease, the second notice address is hereby revised to:

Novos Law LLP
1801 Century Park East, 16th Floor
Los Angeles, CA 90067
Attention: Jordan Fishman

15.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

16.    Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

17.    Electronic Signatures. Each of the parties to this First Amendment (i) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures (including, without limitation, DocuSign) in order to expedite the transaction contemplated by this First Amendment, (ii) intends to be bound by its respective telecopy or other electronic signature, (iii) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this First Amendment and the documents affecting the transaction contemplated by this First Amendment based on the fact that a signature was sent by telecopy or electronic transmission only.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:				TENANT:

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP,				ALLOGENE THERAPEUTICS, INC., a Delaware corporation
a Delaware limited partnership

By:	HCP-Pointe Grand, Incorporated			By:	/s/ David Chang
	its general partner				David Chang
	By:	/s/ Scott Bohn			Print Name

		Name:	Scott Bohn	Its:	President and CEO

		Its:	Senior Vice President
				By:	/s/ Eric Schmidt
Eric Schmidt
Print Name

				Its:	CFO

EXHIBIT A

DEPICTION OF EXPANSION PREMISES

First Floor

1

Second Floor

7
6
5
4
3
2
1
AA
BB
G
F
E
D
C
B
A
Connector Space

1 FIRST FLOOR EXITING PLAN

2

EXHIBIT B

FF&E

220 E Grand Furniture Inventory

| Floor 1 | Chairs | Desks/cubes | Conf Tables | Couches |
|---|---|---|---|---|
| | 26 | 2 | 4 | |
| | 24 | 24 | | |
| | 8 | 1 | 1 | |
| | 43 | 9 | 1 | |
| | 5 | 1 | 2 | |
| | 8 | 8 | | |
| | 18 | 6 | | |
| | 25 | 7 | 1 | |
| | 4 | 4 | | |
| | 4 | 4 | | |
| | 24 | 24 | | |
| | 29 | | 1 | |
| | | | | |
| Floor 1 Total: | 218 | 90 | 10 | 0 |
| | | | | |
| Floor 2 | Chairs | Desks/cubes | Conf Tables | Couches |
| | 11 | 9 | 1 | 1 |
| | 15 | 9 | 1 | |
| | 12 | 9 | 1 | |
| | 20 | 6 | 1 | |
| | 6 | 2 | | |
| | 12 | 2 | | |
| | 3 | 1 | | |
| | 8 | | | |
| | | | | |
| Floor 2 total | 87 | 38 | 4 | 1 |
| | | | | |
| Total | 305 | 128 | 14 | 1 |

1